Exhibit 10.1

STOCKHOLDERS AGREEMENT

DATED AS OF [●], 2019

AMONG

REPAY HOLDINGS CORPORATION

AND

THUNDER BRIDGE ACQUISITION LLC

i

STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of [●], 2019 by and among Repay Holdings Corporation, a Delaware corporation and the successor to Parent (as defined below) (together with Parent to the extent applicable, the “Company”), and Thunder Bridge Acquisition LLC, a Delaware limited liability company (the “Stockholder”).

RECITALS:

WHEREAS, Thunder Bridge Acquisition Ltd., a Cayman Islands exempted company (“Parent”), TB Acquisition Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), Hawk Parent Holdings LLC, a Delaware limited liability company (together with the successor thereto upon the consummation of the Merger (as defined below), “Opco”) and, solely in its capacity as the Company Securityholder Representative thereunder, CC Payment Holdings, L.L.C., a Delaware limited liability company, have entered into that certain Agreement and Plan of Merger, dated as of January 21, 2019 (as amended, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Opco (the “Merger”) with Opco being the surviving limited liability company; and

WHEREAS, in connection with the Merger, the Company and the Stockholder wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.
INTRODUCTORY MATTERS

1.1 Defined Terms.  In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Class I Director” has the meaning set forth in the Organizational Documents of the Company.

“Class II Director” has the meaning set forth in the Organizational Documents of the Company.

“Class III Director” has the meaning set forth in the Organizational Documents of the Company.

“Common Stock” means the shares of Class A Common Stock, par value $0.0001 per share, of the Company, and any equity securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction. For the avoidance of doubt, for purposes of determining whether a Person Beneficially Owns Common Stock of the Company under this Agreement, such Person’s ownership will include any limited liability company units of Opco which such Person can exchange into shares of Common Stock pursuant to the Second Amended and Restated Limited Liability Company Agreement of Opco and the Exchange Agreement (as defined in the Merger Agreement).

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any information concerning the Company or its Subsidiaries that is furnished after the date of this Agreement by or on behalf of the Company or its designated representatives to the Stockholder or its designated representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(i)	that is or has become publicly available other than as a result of a disclosure by the Stockholder or its designated representatives in violation of this Agreement;

(ii)	that was already known to the Stockholder or its designated representatives or was in the possession of the Stockholder or its designated representatives, in either case without an obligation of confidentiality to the Company or its Affiliate, prior to its being furnished by or on behalf of the Company or its designated representatives;

(iii)	that is received by the Stockholder or its designated representatives from a source other than the Company or its designated representatives; provided, that the source of such information was not actually known by such Stockholder or designated representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company or its Affiliate;

(iv)	that was independently developed or acquired by the Stockholder or its designated representatives or on its or their behalf, in any case, without the violation of the terms of this Agreement or the use of or reference to any Confidential Information; or

(v)	that the Stockholder or its designated representatives is required, in the good faith determination of the Stockholder or such designated representative, to disclose by applicable law, regulation or legal process; provided, that the Stockholder or such designated representative (A) to the extent permitted by applicable law, notifies the Company reasonably in advance of any such disclosure, (B) reasonably cooperates (at the Company’s sole expense) with the Company in any reasonable efforts taken by the Company to prevent or limit such disclosure and (C) otherwise takes reasonable steps to minimize the extent of any such required disclosure; provided, further, that the requirements of the foregoing proviso shall not be required where disclosure is made in connection with a routine audit or examination by a regulatory or self-regulatory authority, bank examiner or auditor and such audit or examination does not specifically reference the Company or this Agreement.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Director” means any director of the Company from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Immediate Family” means, with respect to an individual, the spouse, domestic partner designated in good faith by such individual, lineal descendants or antecedents of such individual, mother-in-law, father-in-law, son-in-law, daughter-in-law, adopted or step child or grandchild.

“Information” has the meaning set forth in Section 3.1 hereof.

“Initial Board” means the Board of Directors of the Company immediately following the consummation of the transactions contemplated by the Merger Agreement.

“Insider Letter” means that certain letter agreement, dated as of June 18, 2018, by and among Parent, Parent Sponsor and certain other signatories thereto.

“Kight” means Peter J. Kight.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Liquidation” means the distribution by Parent Sponsor to its members of the securities of the Company that it owns in accordance with its Organizational Documents and the Parent Sponsor Letter (as defined in the Merger Agreement).

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“NewCo has the meaning set forth in Section 4.2 hereof.

“Non-Recourse Party” has the meaning set forth in Section 5.14 hereof.

“Opco” has the meaning set forth in the Recitals.

“Organizational Documents” means: (1) the articles or certificate of incorporation and the bylaws of a corporation; (2) the partnership agreement and any statement of partnership of a general partnership; (3) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (4) the limited liability company agreement, operating agreement and the certificate of organization of a limited liability company, (5) the trust agreement and any documents that govern the formation of a trust; (6) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (7) any amendment to any of the foregoing.

“Parent” has the meaning set forth in the Recitals.

“Parent Sponsor” means Thunder Bridge Acquisition LLC, a Delaware limited liability company.

“Parent Sponsor Letter” means that certain letter agreement, dated as of January 21, 2019, as amended, by and among Parent, Parent Sponsor and Opco.

“Parent Sponsor Member” means any member of Parent Sponsor as of the date of this Agreement.

“Permitted Transferee” means, with respect to the Stockholder: (i) for so long as the Stockholder is Parent Sponsor, (A) a Parent Sponsor Member or any Related Party or (B) an Affiliate of the Stockholder, so long as either (x) such Affiliate is wholly owned by the Stockholder, (y) such Affiliate directly or indirectly wholly owns the Stockholder, or (z) the Stockholder and the transferee both have the same ultimate owners; or (ii) for so long as the Stockholder is the Stockholder Designator, (A) a trust or other Affiliate entity of the Stockholder Designator that is controlled by the Stockholder Designator, and the beneficiaries of which are comprised solely of the Stockholder Designator and the members of the Immediate Family of the Stockholder Designator, provided, that any transfer of interests to such Permitted Transferee under this clause (ii)(A) is for bona fide inheritance or estate planning purposes, or (B) a Parent Sponsor Member or any Related Party that has entered into a voting agreement with the Stockholder Designator or otherwise filed a form with the SEC indicating that it is part of a “group” with the Stockholder Designator for purposes of the Exchange Act.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Related Party” means, (i) with respect to any Parent Sponsor Member that is a natural person, a trust or other Affiliate entity of such Parent Sponsor Member that is controlled by such Parent Sponsor Member and the beneficiaries of which are comprised solely of such Parent Sponsor Member and the members of the Immediate Family of such Parent Sponsor Member or (ii) with respect to any Parent Sponsor Member, an Affiliate of such Parent Sponsor Member so long as either (x) such Affiliate is wholly owned by such Parent Sponsor Member, (y) such Affiliate directly or indirectly wholly owns such Parent Sponsor Member or (z) such Parent Sponsor Member and the transferee both have the same ultimate owners.

“Stockholder” has the meaning set forth in the Preamble.

“Stockholder Designator” has the meaning set forth in Section 2.4.

“Stockholder Designee” has the meaning set forth in Section 2.1(c).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall (a) be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or (b) Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of directors comprising the Board from time to time.

1.2 Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, (c) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified, and (d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

ARTICLE II.
CORPORATE GOVERNANCE MATTERS

2.1 Election of Directors.

(a) The Stockholder and the Company agree that the Initial Board as of the consummation of the transactions contemplated by the Merger Agreement will consist of the following nine (9) individuals: Jeremy Schein; Paul R. Garcia; Shaler Alias; Richard E. Thornburgh; Robert H. Hartheimer; Maryann Goebel; William Jacobs; John Morris; and Peter J. Kight, or such replacement Directors as are designated pursuant to the Merger Agreement.

(b) For as long as the Stockholder and its Permitted Transferees Beneficially Own at least five percent (5%) the outstanding Common Stock, the Stockholder Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by, or at the direction of, the Board or a duly-authorized committee thereof shall include, the Stockholder Designee (as defined below), who shall be a Class I Director. The rights of the Stockholder Designator set forth in this Section 2.1(b) shall at all times be subject to the requirement that the Stockholder Designee shall (1), in each case under applicable rules of the Nasdaq Stock Market or any other market upon which the shares of Common Stock are then listed, (i) be eligible to serve as a Director, (ii) qualify as an independent director and (iii) be eligible to serve on the audit committee of the Company and (2) be willing to serve on the audit committee of the Company.

(c) If at any time Paul R. Garcia is no longer the Stockholder Designee in accordance herewith, and the Stockholder Designator has not designated an individual that the Stockholder Designator is then entitled to designate pursuant to Section 2.1(b) hereof as the Stockholder Designee, the Stockholder Designator shall have the right, at any time and from time to time, to designate such individual which it is entitled to so designate as the Stockholder Designee, in which case, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof for election as a Director to fill any vacancy on the Board shall include such designee, and the Company shall use its best efforts to (x) effect the election of such designee, whether by increasing the size of the Board or otherwise, and (y) cause the election of such designee to fill any such newly-created vacancies or to fill any other existing vacancies. Paul R. Garcia, for so long as he serves as a Director and otherwise qualifies to serve as the Stockholder Designee pursuant to the requirements herein, and each such subsequent individual whom the Stockholder Designator shall actually designate pursuant to Section 2.1(b) and who is thereafter elected and qualified to serve as a Director shall be referred to herein as the “Stockholder Designee”. For so long as Paul R. Garcia is willing and, in each case under applicable rules of the Nasdaq Stock Market or any other market upon which the shares of Common Stock are then listed, (i) eligible to serve as a Director, (ii) qualifies as an independent director and (iii) is eligible to serve on the audit committee of the Company, the Stockholder Designator shall continue to designate Paul R. Garcia (and no other person) as the Stockholder Designee; provided, however, that notwithstanding the foregoing, the Stockholder Designator may designate a person other than Paul R. Garcia as the Stockholder Designee with the prior written consent of the Company.

(d) Directors are subject to removal pursuant to the applicable provisions of the Organizational Documents of the Company; provided, however, for as long as this Agreement remains in effect, subject to applicable Law, the Stockholder Designee may only be removed with the consent of the Stockholder Designator.

(e) In the event that a vacancy is created at any time by death, retirement, removal, disqualification, resignation or other cause with respect to the Stockholder Designee, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its best efforts to cause such vacancy to be filled, as soon as possible by, a new designee of the Stockholder Designator, and the Company shall take or cause to be taken, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same.

(f) The Company shall, to the fullest extent permitted by law, include the Stockholder Designee in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), and use its best efforts to cause the election of the Stockholder Designee to the Board, including nominating the Stockholder Designee to be elected as a Director as provided herein, recommending the Stockholder Designee’s election and soliciting proxies or consents in favor thereof. In the event that the Stockholder Designee shall fail to be elected to the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the Company shall use its best efforts to cause the Stockholder Designee (or a new designee of the Stockholder Designator) to be elected to the Board, as soon as possible, and the Company shall take or cause to be taken, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same.

(g) In addition to any vote or consent of the Board or the stockholders of the Company required by applicable Law or the Organizational Documents of the Company, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, any action by the Board to increase or decrease the Total Number of Directors (other than any increase in the Total Number of Directors in connection with the election of one or more Directors elected exclusively by the holders of one or more classes or series of the Company’s shares other than Common Stock) shall require the prior written consent of the Stockholder Designator.

2.2 Compensation. Except to the extent the Stockholder Designator may otherwise notify the Company, the Stockholder Designee shall be entitled to compensation consistent with the compensation received by other non-employee Directors, including any fees and equity awards.

2.3 Other Rights of the Stockholder Designee. Except as provided in Section 2.2, the Stockholder Designee, while serving on the Board, shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of the Stockholder Designee (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Stockholder Designee with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Organizational Documents of the Company, applicable law or otherwise.

2.4 Stockholder Designator. The Stockholder hereby irrevocably agrees that Kight shall be the Stockholder Designator; provided, however, that in the event of the death or incapacity of Kight, the Stockholder Designator shall automatically become Robert H. Hartheimer; and provided, further, that in the event of the death or incapacity of both Robert H. Hartheimer and Kight, this Agreement shall terminate in accordance with the provisions of Section 5.1(a)(v) hereof, but subject to the provisions of Section 5.1(b) hereof. Kight, or such other person then serving as the Stockholder Designator at any time under this Agreement in accordance with this Section 2.4 shall be referred to herein as the “Stockholder Designator”.

ARTICLE III.
INFORMATION

3.1 Books and Records; Access.  The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles. The Company shall, and shall cause its Subsidiaries to, (a) permit the Stockholder and its designated representatives (or other designees), at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary and (b) provide the Stockholder all information of a type, at such times and in such manner as is consistent with the Company’s past practice or that is otherwise reasonably requested by the Stockholder from time to time (all such information so furnished pursuant to this Section 3.1, the “Information”). Subject to Section 3.4, the Stockholder (and any party receiving Information from the Stockholder) who shall receive Information shall maintain the confidentiality of such Information. Notwithstanding the foregoing, the Company shall not be required to disclose any privileged Information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Stockholder without the loss of any such privilege.

3.2 Certain Reports.  The Company shall deliver or cause to be delivered to the Stockholder, at its request:

(a) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(b) to the extent otherwise prepared by the Company, such other reports and information as may be reasonably requested by the Stockholder; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Stockholder without the loss of any such privilege.

3.3 Confidentiality. The Stockholder agrees that it will, and will direct its designated representatives to, keep confidential and not disclose any Confidential Information; provided, however, that the Stockholder and its designated representatives may disclose Confidential Information to the Stockholder Designee and to (a) their and their Affiliates’ respective attorneys, accountants, consultants, insurers, financing sources and other advisors in connection with the Stockholder’s investment in the Company, (b) any Person, including a prospective purchaser of Common Stock, as long as such Person has agreed, in writing, to customary confidentiality restrictions with respect to such Confidential Information, (c) any of the Stockholder’s or its respective Affiliates’ partners, members, stockholders, directors, officers, employees or agents who reasonably need to know such information in the ordinary course of business (the Persons referenced in clauses (a), (b) and (c), the Stockholder’s “designated representatives”) or (d) as the Company may otherwise consent in writing; provided, further, however, that (i) each designated representative be under an obligation of confidentiality to either the Company or the Stockholder with respect to such Confidential Information and (ii) the Stockholder agrees to be responsible for any breaches of this Section 3.3 by the Stockholder’s designated representatives.

3.4 Information Sharing. Each party hereto acknowledges and agrees that the Stockholder Designee may share any information concerning the Company and its Subsidiaries received by them from or on behalf of the Company or its designated representatives with the Stockholder and its designated representatives (subject to the Stockholder’s obligation to maintain the confidentiality of Confidential Information in accordance with Section 3.3).

ARTICLE IV.
ADDITIONAL COVENANTS

4.1 Pledges.  Upon the request of the Stockholder that it wishes to pledge, hypothecate or grant security interests in any or all of the Common Stock held by it, including to banks or financial institutions as collateral or security for loans, advances or extensions of credit, the Company agrees to reasonably cooperate with the Stockholder in taking any action reasonably necessary to consummate any such pledge, hypothecation or grant, including without limitation, delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders) and instructing the transfer agent to transfer any such Common Stock subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends; provided, in each case, that the Stockholder is not otherwise restricted from pledging, hypothecating or granting a security interest in such Common Stock under the terms of the Parent Sponsor Director Support Agreements (as defined in the Merger Agreement) or any other agreement with the Company or applicable securities Law.

4.2 Spin-Offs or Split-Offs. In the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and the Stockholder will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a Stockholders agreement with the Stockholder that provides the Stockholder with rights vis-á-vis such NewCo that are substantially identical to those set forth in this Agreement.

ARTICLE V.
GENERAL PROVISIONS

5.1 Termination.

(a) This Agreement shall terminate on the earlier to occur of (i) such time as the Stockholder and its Permitted Transferees Beneficially Own less than 5% of the outstanding Common Stock, (ii) the delivery of a written notice by the Stockholder to the Company requesting that this Agreement terminate, (iii) the date that is five (5) years from the date hereof, (iv) the later of (A) the vesting of 100% of the Sponsor Escrow Shares (as defined in the Parent Sponsor Letter) in accordance with the terms of the Parent Sponsor Letter and (B) the expiration of the Founder Shares Lock-Up Period (as defined in the Insider Letter) and (v) upon the death or incapacity of both of Kight and Robert H. Hartheimer.

(b) From the date hereof until the earlier of:

(i) such time that this Agreement has been terminated pursuant to clauses (i) through (iv) of Section 5.1(a); or

(ii) the occurrence of any of the events that would have caused the termination of this Agreement under clauses (i), (iii) or (iv) of Section 5.1(a) after this Agreement has been terminated pursuant to clause (v) of Section 5.1(a);

the Company shall cause the charter of its nominating and corporate governance committee to provide that in the event of a termination of this Agreement pursuant to clause (v) of Section 5.1(a), until any of the events that would have caused the termination of this Agreement under clauses (i), (iii) or (iv) of Section 5.1(a) have occurred, (A) for so long as Paul R. Garcia is willing and eligible to serve in accordance with the terms of Section 2.1(b) hereof, the nominating and governance committee of the Board shall continue to include Paul R. Garcia among its nominees for Directors for the Class I Director seat held by Paul R. Garcia on the Initial Board and (B) if Paul R. Garcia is no longer willing or eligible to serve in accordance with the terms of Section 2.1(b) hereof, the nominating and governance committee of the Board will nominate an independent director in such Class I Director seat who otherwise satisfies the requirements applicable to the Stockholder Designee under the last sentence of Section 2.1(b) hereof; provided, that without limiting their eligibility to serve as Directors pursuant to any other agreement or otherwise with respect to any other board seat, no Affiliate of the Company Sponsor (as defined in the Merger Agreement) nor any officer, director, manager, employee, partner, member or stockholder of the Company Sponsor or any Affiliate thereof will be nominated in lieu of Paul R. Garcia or any successor Director to Paul R. Garcia. This Section 5.1(b) (and any provisions related to the enforcement or interpretation thereof) will survive any termination of this Agreement and shall be enforceable by any Permitted Transferee as an express third party beneficiary.

5.2 Notices.  Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by facsimile (receipt confirmed) and one (1) Business Day after deposit with a reputable overnight courier service.

The Company’s address is:

Repay Holdings Corporation
3 West Paces Ferry Road, Suite 200

Atlanta, Georgia 30305

Attention: John A. Morris, CEO

Phone: (404) 504-7474

Email: jmorris@repayonline.com

The Stockholder’s address is:

Thunder Bridge Acquisition LLC

9912 Georgetown Pike, Suite D203

Great Falls, Virginia 22066

Attention:	Gary A. Simanson

Peter J. Kight

Phone: (202) 431-0507 (phone)

Email:	gsimanson@thunderbridge.us

pkight@thunderbridge.us

5.3 Amendment; Waiver.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

5.4 Further Assurances.  The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the Stockholder being deprived of the rights contemplated by this Agreement.

5.5 Assignment.  This Agreement may not be assigned without the express prior written consent of the other party hereto, and any attempted assignment, without such consent, will be null and void; provided, however, that, upon the Liquidation of Parent Sponsor, the rights of Parent Sponsor under this Agreement shall automatically be assigned to the Stockholder Designator without further action by any party hereto or any other Person, and the Stockholder Designator shall be considered the “Stockholder” for all purposes hereunder; provided, further, that, for the avoidance of doubt, if upon such automatic assignment this Agreement would have been terminated under clause (i) of Section 5.1(a), then instead of such assignment this Agreement shall automatically terminate upon such Liquidation. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

5.6 Third Parties.  Except for the rights of the Stockholder Designator as expressly set forth in this Agreement, including Sections 2.4 and 5.5 hereof, and subject to Section 5.1(b), this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

5.7 Governing Law.  THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5.8 Jurisdiction; Waiver of Jury Trial.  Each party hereto hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by either the Supreme Court of the State of New York sitting in Manhattan or the United States District Court for the Southern District of New York, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 5.8, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any claim or action directly or indirectly arising out of, under or in connection with this Agreement or the services contemplated hereby.

5.9 Specific Performance.  Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

5.10 Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter. Notwithstanding the foregoing, nothing herein shall affect the rights and obligations of the Company or the Stockholder or its Affiliates under any other agreements with respect to confidentiality and non-use of information, which the parties express agree shall not be superseded by the terms of this Agreement.

5.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.12 Table of Contents, Headings and Captions.  The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.13 Counterparts.  This Agreement and any amendment hereto may be signed in any number of separate counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

5.14 No Recourse.  This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against, the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY

Repay Holdings Corporation,
a Delaware corporation

By:
Name:
Title:

STOCKHOLDER

Thunder Bridge Acquisition LLC,
a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Parent Sponsor Stockholders Agreement]